Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-02761, 333-96453, 333-88206 and 333-82806) and S-8 (Nos. 33-53193, 33-43938, 2-66732, 333-95477, 333-34542, 333-103181, 333-103633, 333-107691, 333-117761 and 333-126957) of Parker-Hannifin Corporation of our report dated August 15, 2005, except for the divestiture of the business unit which designs and manufactures custom-engineered buildings during the first quarter of fiscal 2006 as described in Note 2 to the consolidated financial statements, as to which the date is October 24, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

October 28, 2005